    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996
                                                      REGISTRATION NO. 333-
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             ------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                             CASINO DATA SYSTEMS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             NEVADA                                            88-0261839
  (State or other jurisdiction                             (I.R.S. employer
of incorporation or organization)                       identification number)

                             3300 Birtcher Drive
                          Las Vegas, Nevada  89118
                               (702) 269-5000
 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ------------------
                            RUSSELL C. MIX, ESQ.
            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             CASINO DATA SYSTEMS
                             3300 BIRTCHER DRIVE
                          LAS VEGAS, NEVADA  89118
                               (702) 269-5000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               WITH COPIES TO:
                           WILLIAM M. MOWER, ESQ.
                     MASLON EDELMAN BORMAN & BRAND, PLLP
                             3300 NORWEST CENTER
                      MINNEAPOLIS, MINNESOTA 55402-4140
                               (612) 672-8200

  APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       -------------------------------
                       CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                             AGGREGATE OFFERING    PROPOSED MAXIMUM
SECURITIES TO BE             AMOUNT TO BE          PRICE PER             AGGREGATE OFFERING    AMOUNT OF
REGISTERED                   REGISTERED            SHARE(1)(2)           PRICE(1)(2)           REGISTRATION FEE
- ---------------------------  --------------------  --------------------  --------------------  --------------------
Common Stock, no par value         302,411 Shares               $13.375            $4,044,894             $1,394.79
==========================   ====================  ====================  ====================  ====================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(c) and Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low trading prices on July 5, 1996, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(a), MAY DETERMINE.
================================================================================

                             CASINO DATA SYSTEMS

                            CROSS REFERENCE SHEET

                             PURSUANT TO RULE 404


          ITEM NUMBER AND HEADING IN
          FORM S-3 REGISTRATION STATEMENT              CAPTION OR LOCATION IN PROSPECTUS
          -------------------------------              ---------------------------------
Item 1.   Forepart of Registration Statement and       Front of the Registration
          Outside Front Cover Page of Prospectus.....  Statement and Outside Front
                                                       Cover Page of Prospectus

Item 2.   Inside Front and Outside Back Cover pages    Inside Front and Outside Back
          of Prospectus..............................  Cover Pages of Prospectus

Item 3.   Risk Factors...............................  Risk Factors

Item 4.   Use of Proceeds............................  Use of Proceeds

Item 5.   Determination of Offering Price............  Not Applicable

Item 6.   Dilution...................................  Not Applicable

Item 7.   Selling Security-Holders...................  Not Applicable

Item 8.   Plan of Distribution.......................  Outside Front Cover Page; Plan
                                                       of Distribution

Item 9.   Description of Securities to be Registered.  Not Applicable

Item 10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts

Item 11.  Material Changes...........................  Not Applicable

Item 12.  Incorporation of Certain Information by      Incorporation of Certain
          Reference..................................  Documents by Reference

Item 13.  Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                   SUBJECT TO COMPLETION, DATED JULY 12, 1996

PROSPECTUS
                              Casino Data Systems
                         302,411 SHARES OF COMMON STOCK

                             -------------------


     All of the 302,411 shares of Common Stock, no par value per share (the "Common Stock") of Casino Data Systems (the "Company") offered hereby are being sold by certain shareholders (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

     The Common Stock is listed on the Nasdaq National Market under the symbol "CSDS." On July 10, 1996, the last sale price for the Common Stock as reported on the Nasdaq Stock Market was $15.375.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.


                             -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                             -------------------


The date of this Prospectus is July 12, 1996.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              TABLE OF CONTENTS                       Page

ADDITIONAL INFORMATION..............................................     3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................     3

RISK FACTORS........................................................     5

USE OF PROCEEDS.....................................................    12

SELLING SHAREHOLDERS................................................    12

PLAN OF DISTRIBUTION................................................    13

LEGAL MATTERS.......................................................    13

EXPERTS.............................................................    13

                           ADDITIONAL INFORMATION

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended; and (ii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to
Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Casino Data Systems, 3300 Birtcher Drive, Las Vegas, Nevada 89118, Attention:
Mark Lipparelli, Director Investor Relations.

                                 RISK FACTORS

     Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

NEW AND EXPANDING BUSINESSES

     The Company is continuing to expand and diversify its business by developing and introducing new products and entering into new lines of business that complement and enhance the Company's existing businesses. The Company introduced its first multi-site progressive link ("MSP") system, Cool Millions, in Mississippi in November 1994 and in Nevada in May 1995 and has recently begun to manufacture gaming machines for a video version of Caribbean Stud poker, which is the first gaming machine developed and manufactured by the Company. The Company recently entered into certain agreements (the "Telnaes Agreements") to acquire rights to use certain technology that will enable the Company to design and manufacture reel spinning slot machines. In addition, in 1994 the Company acquired a manufacturer of decorative slot machine glass, in 1995 acquired a casino sign manufacturer and a software developer, and in 1996 acquired 100% of Imageworks, Inc. The Company faces the risks, expenses and difficulties frequently encountered by new and rapidly expanding businesses, including, but not limited to, fluctuating cash flow, initial high development costs of new products without corresponding sales pending receipt of regulatory approvals and market introduction and acceptance of new products. There is no assurance that the Company's new products will be accepted in the marketplace and that regulatory approvals will be obtained. Furthermore, in each area of the Company's business, the Company will need to manage the transition to higher volume operations, entrance into new markets, integration of operations and personnel from new lines of business, control of overhead expense and the addition, training and management of qualified personnel. There is no assurance that the Company can successfully manage the expansion of its MSP systems and other businesses.

     The Company's successful entry as a gaming machine manufacturer and supplier is dependent upon numerous factors, including its ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins and to compete against gaming machine suppliers with greater financial resources, name recognition and established service networks and customer relationships. The Company believes that it will need to develop gaming machines that offer technological advantages or unique entertainment features in order for the Company to be able to compete effectively in the gaming machine market.

RAPIDLY CHANGING TECHNOLOGY

     Each area of the Company's business is characterized by rapidly changing technology and frequent new product introductions and enhancements. The Company's success will depend in substantial part upon its ability to continue to enhance its existing products and to introduce in a timely manner new products that meet evolving customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products. The Company's business will be adversely affected if the Company experiences delays in developing new products or enhancements or if such products or enhancements do not gain customer acceptance.

COMPETITION

     The market for MSP systems, casino management information systems, gaming machines and each of the Company's other products are difficult markets in which to compete. There are also a number of established, well-financed and well-known companies that compete with each of the Company's products and services. International Game Technology ("IGT") in particular, enjoys a significant domestic and international market position in the Company's primary markets, including casino management information systems, gaming machines and MSP systems. In addition to its greater resources and established position in domestic and international markets, management believes that IGT's ability to link sales of gaming machines, casino information management systems and placement of MSP systems provides IGT with a competitive advantage in the development, marketing and sale of new casino management information systems, MSP systems and gaming machines. The Company will also compete with other established gaming machine manufacturers such as Bally Gaming International, Inc. WMS Gaming, Inc. and Sigma Gaming, Inc. The development of a successful new product or product design by a competitor could adversely affect sales of the Company's products and, although the Company would endeavor to respond quickly with its own competing products, no assurance can be made that a significant new product designed by a competitor would not have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON KEY SUPPLIER

     The Company depends upon a single manufacturer to supply it with slot machines for use in its Cool Millions Dollars and new Cool Millions Quarters MSP systems. The Company does not have a contract with the supplier. The Company operates with a substantial inventory of slot machines; however a significant interruption in delivery of slot machines from its supplier could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON KEY EMPLOYEE

     The Company's financial success is dependent to a large degree on the experience and ability of Steven Weiss. The loss of the services of Mr. Weiss would have a material adverse effect on the Company and its business prospects. The Company has an employment agreement with Mr. Weiss that expires on December 31, 1997. Mr. Weiss is subject to certain non-competition provisions during the term of the employment agreement and for two years thereafter, unless the employment agreement is terminated by the Company or Mr. Weiss under certain circumstances, including in the event of a change in control of the Company.
In addition,
the Company has obtained key-man life insurance in the amount of $5 million on the life of Mr. Weiss.

FACTORS AFFECTING PROFITABILITY AND GROWTH

     Substantially all of the Company's revenues and profits are derived from the gaming industry. The continued profitability and growth of the Company's business is substantially dependent upon factors that are beyond the control of the Company, including, among others, the pace of development, expansion and renovation of casinos, the legalization of MSP systems and other forms of casino gaming in new jurisdictions, the continued popularity of casino gaming as a leisure activity and increased demand by gaming customers for progressive jackpot games and game variations providing increased payout opportunities.
The expansion of the gaming industry has slowed in recent years and the continued expansion of gaming markets is dependent upon political, legal and other factors which are beyond the control of the Company. As a result of these and other factors, there is no assurance of the Company's continued growth or profitability.

     Approximately 61% of the Company's 1995 revenues were derived from sales of its casino management information systems and related products and services. As a result, any factor adversely affecting sales of the Company's casino management information systems would have an adverse effect on the Company. Sales of casino management information systems are of a nonrecurring nature and the Company's ability to maintain or increase revenues from sales in this market is dependent upon the Company's ability to enter into new sales agreements. Among the factors affecting the sales of casino management information systems and related products are the rate of growth in the gaming industry, the rate at which casinos add, replace or upgrade existing systems and competition from other suppliers of casino management information systems. The Company is continuing to expand into new businesses such as MSP systems that generate recurring revenues, and meters, signs, graphics and gaming machines, which are less dependent upon the construction of new casinos than sales of the Company's historical core product, the OASIS (On-Line Accounting and Slot Information System) II ("OASIS II"); however, such new businesses have generally lower margins than OASIS II system sales. The Company's future financial performance in a slower gaming growth environment depends in part on the Company's ability to successfully expand its MSP systems and other businesses and to develop and market new products such as video interactive gaming machines that have technological, entertainment or marketing advantages over existing products.

REGULATION AND LICENSING

     The Company and its products are subject to gaming regulations in each jurisdiction, including Native American land, in which it intends to operate
MSP systems or in which its products are sold or used by persons licensed to conduct gaming activities. Such gaming regulations vary from jurisdiction to jurisdiction and the classification and level of the regulatory licensing, approvals and compliance to which the Company and its products must conform also vary by jurisdiction. In certain jurisdictions, the Company or its subsidiaries may be operating pursuant to temporary waivers or approvals. There can be no assurance that such temporary waivers or approvals will be maintained or become permanent. Failure by the Company or its subsidiaries to obtain, or the loss or suspension of, any necessary licenses, approvals or suitability findings would prevent or restrict the Company or its subsidiaries from operating, selling or distributing its products in most jurisdictions, which would have a material adverse effect on the Company. In the event gaming authorities determine that an officer, director, key employee, stockholder or other person of the Company is unsuitable to act in such a capacity, the Company will be required to terminate its relationship with such person, which termination could have a material adverse effect on the Company. Although the Company has the right to redeem shares of
an unsuitable stockholder under certain circumstances, such a finding   of
unsuitability could in any event have a material adverse effect on the Company. There can be no assurance that the Company or its subsidiaries will obtain all the necessary licenses and approvals or that its officers, directors, key employees, their affiliates and certain other stockholders will satisfy the suitability requirements in each jurisdiction in which the Company or its subsidiaries seeks to operate MSP systems or in which its products are sold or used by persons licensed to conduct gaming activities. The failure to obtain such licenses and approvals in one jurisdiction may affect the Company's licensure and/or approvals in other jurisdictions. In addition, a significant delay in obtaining such licenses and approvals could have a material adverse effect on the business prospects of the Company.

INTELLECTUAL PROPERTY RIGHTS

     The Company's business is dependent upon its ability to protect its proprietary software, hardware and other intellectual property. The Company relies primarily on a combination of non-disclosure agreements for its key employees, license agreements with its customers and suppliers and trade secret protection to protect such intellectual property. Despite the Company's precautions, it may be possible for unauthorized parties to copy or to "reverse engineer" certain portions of the Company's products or to obtain and use information that the Company believes is proprietary. Therefore, there is no assurance that precautionary steps taken by the Company in this regard will be adequate to deter misappropriation of its intellectual property or independent third party development of functionally equivalent products or that the Company can meaningfully protect its rights to such proprietary intellectual property. The Company has applied for patents covering certain aspects of its MSP systems and gaming devices. There is no assurance that such patents will be issued, or, if issued, will offer meaningful protection of such intellectual property. In addition, whether or not such patents are issued, others may hold or receive patents which contain claims having a scope that covers products developed by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products or technology, duplicate any of the Company's products or technology, or design around any patents licensed to the Company, or any patents that may be issued in the future to the Company.

ACQUISITION OF TELNAES TECHNOLOGY

     In February 1996, the Company entered into the Telnaes Agreements pursuant to which the Company acquired from certain third parties non-exclusive rights to use the Telnaes Technology. The Company's rights to practice the Telnaes Technology and manufacture reel spinning slot machines may be subject to challenge, however, by third parties under a variety of patent infringement, contract and other theories. Specifically, the Company believes that IGT has held certain rights to the Telnaes Technology for a number of years and may contest the use of the Telnaes Technology by the Company or its subsidiaries. Although the Company believes that its rights to use the Telnaes Technology pursuant to the Telnaes Agreements are valid and enforceable, there can be no assurance that a third party could not successfully challenge the transfer of the rights to the Company. If the Telnaes Agreements are held to have not validly transferred rights to the Telnaes Technology, the Company may incur a substantial write-off of some or all of the amounts paid in connection with the Telnaes Agreements (up to approximately $6 million in cash, notes and shares of Common Stock) and the Company could be limited in its present plan to expand into the manufacture of certain slot machines that utilize virtual reel technology. In addition, the Company could be liable for damages for patent infringement during the period of time that it used the Telnaes Technology without possessing the valid right to such technology.

     The Company believes that the validity of the patent underlying the Telnaes Technology is the subject of at least two separate lawsuits seeking to invalidate such patent. If the patent underlying the Telnaes Technology is held invalid, other competitors likely would use the Telnaes Technology to enter the reel spinning slot machine market, which may have an adverse effect on the Company's operations and prospects, and the Company's investment in the Telnaes Technology would have little or no value, which could also cause the Company to incur a substantial write-off as described above. Finally, at least one company, WMS Gaming, Inc., has announced that it has developed an alternative means to produce a high-odds slot machine that, it contends, does not utilize the Telnaes Technology. If WMS Gaming, Inc.'s alternative technology is held not to infringe the Telnaes Technology, the value of the Company's acquisition of the Telnaes Technology also would be reduced, and additional competitors may enter the reel spinning slot machine market, which may have an adverse effect on the Company's operations and prospects.

RIGHTS REGARDING CARIBBEAN STUD VIDEO POKER

     On February 5, 1996, the Company entered into an agreement with Casino Technology, Inc. ("CTI") pursuant to which the Company obtained an exclusive five-year license to use CTI's intellectual property rights to develop, manufacture and sell Caribbean Stud video poker machines in certain territory within the United States. Although the Company believes that such intellectual property rights are valid and enforceable, there can be no assurance as to the extent or validity of such rights. Shuffle Master, Inc. has requested that the patent office reexamine four patents licensed to the Company by CTI. There can be no assurance of the outcome of such reexamination. If such patents or other licensed intellectual property rights were held to be invalid, unenforceable or limited in scope so as not to fully protect the Company's exclusive rights to develop, manufacture and sell the Caribbean Stud video poker machine within its territory, or were it to be determined that such rights were not validly transferred to the Company, the Company may incur a substantial write-off of the costs of developing and manufacturing the Caribbean Stud video poker machine, may incur liability to third parties and may be limited in its present plan to introduce the Caribbean Stud video poker machine. In addition, were these rights found to be invalid, unenforceable or otherwise limited in scope, other competitors could not be precluded from developing (and likely would develop) competing Caribbean Stud or similar video poker machines. Any of such occurrences may have an adverse effect on the Company's operations and prospects.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's operating results may vary substantially from quarter to quarter. Revenues in any quarter are substantially dependent upon receipt of contracts for installations of casino management information systems and, to a lesser extent, MSP operations in that quarter. The Company's ability to obtain new contracts for casino management information systems and to expand its MSP operations are subject to numerous factors and contingencies, many of which are beyond the Company's control, including, among others, the expansion of casino gaming into new jurisdictions, the successful construction and licensing of new casinos in existing gaming jurisdictions, the replacement or upgrading of existing systems, the Company's ability to obtain regulatory approvals and licensing, competitive factors and numerous other factors. The Company has experienced a decline in its casino management information system sales in 1995 compared to 1994, which in 1995 constituted approximately 61% of the Company's revenues. Notable quarterly variations in revenue and income may occur while casino management information systems sales constitute a primary source of revenue. In addition, as an MSP system operator, the Company is responsible for paying jackpots. In the event that the Company experiences progressive jackpot hits on its MSP system in amounts exceeding the accrued liability recorded on its financial statements, such excess may have a material adverse effect on the Company's future reported earnings.

POTENTIAL ANTI-TAKEOVER EFFECT

     Executive officers and directors of the Company beneficially own approximately 14% of its issued and outstanding shares of Common Stock and therefore may exercise substantial influence over the Company's affairs, including, without limitation, the sale of additional equity or debt securities of the Company, which may have an anti-takeover effect. The Company's stock option plan and certain of the executive officers' employment agreements provide for the acceleration of the vesting and exercisability of stock options and grants of stock thereunder under certain circumstances, including in the event of a change in control of the Company. The Company is subject to Nevada statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change of control in the Company and may have an anti-takeover effect. Beneficial owners of more than certain designated percentages of the Company's stock are subject to certain reporting and qualification procedures established by various state and federal gaming authorities, which may discourage acquisition of blocks of Common Stock and may have an anti-takeover effect. In addition, the Company's Articles of Incorporation authorize the Board of Directors to cause the Company to issue preferred stock and common stock with superior rights and preferences, the issuance of which may have the effect of discouraging an acquisition of the Company and may also have an anti-takeover effect. Each of the provisions or laws described above may have the effect of delaying or making a change of the control of the Company more difficult to effect.

ABSENCE OF DIVIDENDS

     The Company has never paid cash dividends on its Common Stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Future dividends will be declared at the discretion of the Board of Directors.

POSSIBLE STOCK PRICE VOLATILITY

     The trading prices of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results and other events or factors, including announcements of new products being manufactured or distributed by the Company or its competitors, the cyclicity of the gaming industry, regulatory developments and general economic and political factors.

SHARES ELIGIBLE FOR FUTURE SALE

     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. The Company will have 17,732,198 shares of Common Stock outstanding immediately following this offering, of which 2,509,856 shares will be held by executive officers and directors of the Company. In addition, as of May 28, 1996, the Company had 1,627,723 shares of Common Stock subject to outstanding options granted under its stock option plans and through direct grants.

                               USE OF PROCEEDS

     All of the Shares included in this offering are for the account of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of May 31, 1996, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus.

                                                                               PERCENTAGE OF
                                                                 SHARES         OUTSTANDING
                                                              BENEFICIALLY        SHARES
                             SHARES                            OWNED UPON    BENEFICIALLY OWNED
                          BENEFICIALLY       SHARES           COMPLETION OF     UPON COMPLETION
                             OWNED           OFFERED              THE             OF THE
SELLING SHAREHOLDER     PRIOR TO OFFERING    HEREBY             OFFERING         OFFERING
- -------------------     -----------------    ------           -------------  -----------------
Gregg R. Guiffria(1)         87,693          87,693                -0-           -0-
Robert Huckabee, III(1)       4,615           4,615                -0-           -0-
Raymond R. Alcini(1)         34,153          34,153                -0-           -0-
Kim R. Kokkonen(2)          112,500         112,500                -0-           -0-
Summit Systems, Inc.(1)      40,500          40,500                -0-           -0-
Michael A. Hicks(3)          20,790          20,790                -0-           -0-
Mark A. Potes(3)              2,160           2,160                -0-           -0-

(1) Messrs. Giuffria, Huckabee and Alcini and Summit Systems, Inc. received the shares listed above as partial consideration for the Telnaes Technology purchased by the Company in February 1996. The Company has agreed to use its good faith efforts to file with the Securities and Exchange Commission a registration statement with respect to these shares on or before August 1, 1996.

(2) The Company issued 112,500 shares of its Common Stock to Mr. Kokkonen in connection with its acquisition of the assets of TurboPower Software in January 1995.

(3) Messrs. Hicks and Potes received their shares of the Company's Common Stock in connection with the sale of their shares of Imageworks, Inc. capital stock to the Company in March 1996, pursuant to a stock purchase agreement which obligates the Company to use its good faith efforts to file a registration statement with respect to such shares on or before August 1, 1996.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker of dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities converted by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership ("Maslon"), Minneapolis, Minnesota. William M. Mower, a director of the Company, is the sole stockholder of a professional association that is a partner in Maslon. Mr. Mower owns options to purchase an aggregate of 34,875 shares of Common Stock.


                                    EXPERTS

     The financial statements of Casino Data Systems as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, incorporated by reference in this Prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:


Securities and Exchange Commission Registration Fee                      $ 1,395

Accounting Fees                                                            5,000

Legal Fees and Expenses                                                   10,000

Miscellaneous                                                              1,000
                                                                         -------
Total                                                                    $17,395
                                                                         =======



             ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Sections 78.751 and 78.752 of the General Corporation Law of Nevada read as follows:


     78.751 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

           (a)  By the stockholders;

           (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

           (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

           (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

           (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

           (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.-1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

      2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

           (a)  The creation of a trust fund.

           (b)  The establishment of a program of self-insurance.

           (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

           (d)  The establishment of a letter of credit, guaranty or surety.

      No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

      3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

      4.  In the absence of fraud:

           (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

           (b)  The insurance or other financial arrangement:,

                 (1)  Is not void or voidable; and

                 (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

      5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

      Article Fifth of the registrant's Articles of Incorporation reads as follows:

           FIFTH: No Director or Officer of this Corporation shall be liable to the Corporation or its stockholders for any breach of fiduciary duty as Officer or Director of the Corporation. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

           All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of the Corporation.

     A policy of directors' and officers' insurance is maintained by the registrant under which the directors and officers of the registrant will be insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


ITEM 16. EXHIBITS.

EXHIBIT      DESCRIPTION OF DOCUMENT
- -------      -----------------------
5            Opinion of Maslon Edelman  Borman & Brand, a Professional Limited
             Liability Partnership.
23(1)        Consent of KPMG Peat Marwick LLP.
23(2)        Consent of Maslon Edelman  Borman & Brand, a Professional Limited
             Liability Partnership (included in Exhibit 5).
24           Power of Attorney (included on pages II-6 and II-7).


- -------------


ITEM 17.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (I) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on July 11, 1996.

                             CASINO DATA SYSTEMS
                              Registrant


                             By:
                                ---------------------------------------------
                                Name: Russell C. Mix
                                Title: Senior Vice President, General Counsel
                                       and Secretary


                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Russell C. Mix and William M. Mower, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 11th day of July, 1996 by the following persons in the capacities indicated:

           SIGNATURE                                TITLE
           ---------                                -----

     /s/ Steven A. Weiss       Chairman of the Board and Chief Executive
- ----------------------------   Officer (principal executive officer)
         Steven A. Weiss




     /s/ G. Jack Kiland        Director
- ----------------------------
         G. Jack Kiland

       /s/ Phil E. Bryan                Director
- -----------------------------------
           Phil E. Bryan

       /s/ Diana L. Bennett             President, Chief Operating Officer and
- -----------------------------------     Director (principal financial and
           Diana L. Bennett             accounting officer)

       /s/ Russell C. Mix               Senior Vice President, General Counsel,
- -----------------------------------     Secretary and Director
           Russell C. Mix

       /s/ William M. Mower             Director
- -----------------------------------
           William M. Mower

       /s/ Karl K. Hoagland, III        Director
- -----------------------------------
           Karl K. Hoagland, III

       /s/ Daniel N. Copp               Director
- -----------------------------------
           Daniel N. Copp




By:    /s/ Russell C. Mix
   --------------------------------
           Russell C. Mix
       Senior Vice President,
   General Counsel and Secretary

                                EXHIBIT INDEX




EXHIBIT  DESCRIPTION OF DOCUMENT                                            PAGE
- -------  -----------------------                                            ----

   5 Opinion of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership.

 23(1)   Consent of KPMG Peat Marwick LLP.

 23(2) Consent of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership (included in Exhibit 5).